Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: http://www.magnumhunter.com
                  ---------------------------



                                                           FOR IMMEDIATE RELEASE
                                                                   NEWS
New York Stock Exchange
* Common - MHR
American Stock Exchange
* Bonds - MHR.B
* Warrants - MHR/WS/A
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                              MAGNUM HUNTER REPORTS
                               FIRST QUARTER 2003
                          FINANCIAL & OPERATING RESULTS

     Irving, Texas, April 28, 2003, Magnum Hunter Resources, Inc. (NYSE:MHR), announced today financial results for the 2003 first quarter ended March 31:
Three Months Ended 03/31/03 03/31/02

   Daily Mcfe Production Average                         189,586       145,428
   Average Mcfe Price Received (Net of Hedges)             $4.08         $2.99
   Daily Natural Gas Production Average (Mcf/d)          125,803       100,757
   Average Gas Price Received (Net of Hedges)              $3.83         $2.76
   Daily Crude Oil Production Average (Bbl/d)             10,630         7,445
   Average Crude Oil Price Received (Net of Hedges)       $27.39        $21.04
   Total Operating Revenues (000's)                      $80,054       $43,124
   Net Income (000's)                                     $7,990        $7,446
   Net Income Per Share (Diluted)                          $0.12         $0.17

First Quarter 2003 Financial Results

     Net income was $8.0 million ($0.12 per diluted share) for the three months ended March 31, 2003 as compared to net income of $7.4 million ($0.17 per diluted share) for the three months ended March 31, 2002. Non-cash costs associated with the early redemption of $30 million in senior notes reduced net income by $1.9 million (pre-tax) during the first quarter of 2003 or $0.03 per share (pre-tax).

     Total revenues for the first quarter of 2003 were $80.1 million, an increase of 86% over revenues of $43.1 million reported during the first quarter of 2002. Magnum Hunter reported an operating profit of $25.9 million during the first quarter of 2003. This represented an increase of $16.6 million or 179% over the similar period in 2002. Cash flow from operating activities, including changes to working capital, increased by $61.8 million to $37.8 million from a negative $24.0 million reported during the first quarter of 2002.

     Production  volumes  totaled 17.1 billion cubic feet  equivalent  (Bcfe) or
189.6 MMcfe per day for the first quarter of 2003, an increase of 30% over actual production volumes reported for the similar quarter in 2002. Natural gas production was 66% of total equivalent production volumes for the first quarter of 2003. Natural gas production volumes during the first quarter of 2003 increased 25% over volumes reported during the similar period of 2002. A decline in actual production of 2% when compared to the fourth quarter of 2002 was attributable to previously announced non-core property sales and a higher than originally anticipated level of recompletion activity in the company's Gulf of Mexico region. Production temporarily shut-in due to these operations has recently been restored and current daily production for the company is averaging around 200 MMcfe per day. If volumes lost to shut-ins for these activities were added back to reported first quarter 2003 volumes, production for the quarter would have averaged approximately 198 Mcfe per day, up 2% from the fourth quarter 2002 reported production.

     Natural gas prices realized by the Company were $3.83 per Mcf for the first quarter of 2003, compared to $2.76 per Mcf realized during the fourth quarter of 2002, after the effect of commodity price hedges in place during both periods. Oil prices realized were $27.39 per barrel for the first quarter of 2003, compared to the $21.04 per barrel realized during the first quarter of 2002, after the effect of commodity price hedges in place during both periods.

First Quarter 2003 Operating Results

     Magnum Hunter participated in drilling 29 wells during the first quarter of 2003, with 26 successes and three dry holes, which provided for a 90% success rate. Seven of the 29 wells were deemed exploratory and the Company had four new field discoveries during the quarter that provided for an exploration success rate of 57%. Production rates for the quarter were negatively affected by recompletion activities during the entire quarter on Main Pass 178, which is a 100% owned OCS block. Production has recently been re-established on Main Pass 178 at a rate of approximately 8 MMcf per day.

     Highlights for the first quarter in the Gulf of Mexico include discoveries at South Marsh Island 24, Main Pass 263, West Cameron 428, and Vermilion 100. The South Marsh Island 24 well tested at a rate of 20 MMcf and 900 Bopd from perforations below 16,000'. Magnum Hunter owns a 30% working interest in this well and production is anticipated to begin sometime this summer.

     Our Main Pass 263 well will be a sub-sea completion and should also be on production by mid-year. Magnum Hunter generated this prospect and owns a 50% working interest. We will be named operator of this well during the production phase and anticipate a producing rate of approximately 10 MMcfe per day.

     West Cameron 428 and Vermilion 100 are the Company's latest discoveries in a series of relatively shallow prospects that Magnum Hunter and its partners have been drilling for the past year. Production volumes from wells in the area have ranged from 8 MMcf per day to 18 MMcf per day and have been very stable with minimal production declines. We anticipate similar results from these new discoveries. Magnum Hunter owns a 30% working interest in West Cameron 428 and a 40% working interest in Vermilion 100.

     Onshore highlights center around the Company's two drilling rig Morrow/Atoka/Strawn program that continues in Southeast New Mexico. Results continue to be excellent and we have budgeted an additional 10 well commitment to the original 20 well program. Further additions are anticipated based upon excellent results to-date and due to various trades and farmouts the Company has made to increase our future drilling locations.

     We have drilled a second well into the Strawn Reef in the Shugart Field of Southeast New Mexico. The first well, which was an uphole recompletion from a well previously producing from the Morrow, continues to produce over 6 Mmcfe per day after three months of production. The second well encountered approximately 400' of Strawn Reef, and is currently being completed. Production from the second well should begin early in May. Magnum Hunter's working interest is 50% in both wells.

     A 100% owned new Morrow producer in the Shite City Field of Southeast New Mexico began producing last week at a rate of over 4 MMcf per day. Also in the first quarter we completed a ten-well increased density program in the Panoma Field in our Mid-continent region and were successful with two recompletions in the Cumberland Field in southern Oklahoma producing a combined 2 million cubic feet per day and 75 barrels of oil per day.

     Sale of the Company's South Louisiana properties is nearing completion, with a Purchase and Sales Agreement recently executed, a non-refundable deposit paid, and closing scheduled prior to the end of May.

Commodity Hedges

     The Company continues to utilize commodity hedges as a means to provide a base level of cash flow. During the first quarter of 2003, the Company had approximately 60 MMcf per day hedged through fixed price swaps with a weighted average price of $3.01 per MMbtu and approximately 40 MMcf per day hedged through cost-less collars with a weighted average floor price of $3.06 per MMbtu and a weighted average ceiling price of $4.30 per MMbtu. Approximately 79% of the first quarter 2003 natural gas production was hedged. On the crude oil side, the Company had approximately 1,000 Bbls per day hedged through fixed price swaps with a weighted average price of $21.25 per barrel and approximately 6,000 Bbls per day hedged through cost-less collars with a weighted average floor price of $23.00 per barrel and a weighted average ceiling price of $27.00 per barrel. Approximately 56% of the Company's first quarter 2003 crude oil production was hedged.

Management Comments

     Commenting on Magnum Hunter's operating results for the first quarter of 2003, Mr. Gary C. Evans, Chairman, President and Chief Executive Officer of the Company stated, " In an effort to take advantage of low service costs in the field, our management team accelerated our drilling efforts in all core areas during the first quarter of 2003. We have already begun to see a positive impact to our production levels with current production exceeding 200 MMcfe per day compared to an average daily production level of 190 MMcfe experienced during the first quarter. We are also proceeding ahead on our game plan to improve the balance sheet further by contracting to sell our Southern Louisiana properties acquired in the Prize Energy merger last year and seeking bank approval to redeem another $50 million of our 10% high yield debt without impeding our financial liquidity. We continue to be encouraged by strong commodity prices as evidenced by the cash market and futures market for both oil and natural gas."

Conference Call

     A conference call will be hosted by the Senior Management of Magnum Hunter Resources, Inc. on Monday, April 28, 2003 at 9:00 a.m. central time. The subject of the conference call will be to discuss the financial and operating results of Magnum Hunter for the first quarter of 2003. If you wish to participate in the call, please dial in toll free (800) 706-3079 at 8:50 a.m. central time on Monday, April 28, 2003. Should you wish to participate, there will be a Q & A session following the teleconference. International callers, please dial (706) 643-1963.

     A Web Broadcast will also be available for listeners on the Magnum Hunter Web Site. Instructions are:

             Go to  www.magnumhunter.com
             Go to Investor Relations
             Go to Webcasts/Conference Calls

                                        #

     Magnum Hunter Resources, Inc. is one of the nation's fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

     The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.'s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's reports that are available from the SEC.

                FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
             SENIOR VICE PRESIDENT - CAPITAL MARKETS (972) 401-0752

                 Magnum Hunter Resources, Inc. and Subsidiaries
                    (in thousands, except per share amounts)

                                                                                             Three Months Ended
                                                                                                 March 31,
                                                                           --------------------------------------------------------
                                                                                     2003                        2002
                                                                           --------------------------------------------------------
                                                                                  (Unaudited)                  (Unaudited)
Consolidated Statements of Income
Operating Revenues:
     Oil and gas sales.....................................................         $   69,590                      $   39,150
     Gas gathering, marketing and processing...............................              9,385                           3,582
     Oil field management services.........................................              1,079                             392
                                                                           --------------------              ------------------
          Total Operating Revenues.........................................             80,054                          43,124
                                                                           --------------------              ------------------
Operating Costs and Expenses:
     Oil and gas production lifting costs..................................             12,948                           8,948
     Production taxes and other costs......................................              9,177                           4,303
     Gas gathering, marketing and processing...............................              6,546                           2,680
     Oil field management services.........................................                857                             276
     Depreciation, depletion and amortization..............................             21,524                          15,096
     Gain on sale of assets................................................                (94)                              -
     General and administrative............................................              3,182                           2,524
                                                                           --------------------              ------------------
          Total Operating Costs and Expenses...............................             54,140                          33,827
                                                                           --------------------              ------------------
Operating Profit ..........................................................             25,914                           9,297
     Equity in earnings of affiliate.......................................                288                             301
     Other income..........................................................                118                              57
     Other non-cash hedging adjustments....................................                369                            (593)
     Costs associated with early retirement of debt........................             (1,855)                         (1,000)
     Interest expense......................................................            (12,578)                         (7,505)
                                                                           --------------------              ------------------
Income before income tax ..................................................             12,256                             557
     Deferred income tax (expense)/benefit.................................             (4,665)                          6,889
                                                                           --------------------              ------------------
Income before cumulative effect of a change in accounting principle........              7,591                           7,446
     Cumulative effect on prior years of a change in accounting principle,
          net of income tax expense of $244................................                399                               -
                                                                           --------------------              ------------------
Net Income.................................................................         $    7,990                      $    7,446
                                                                           ====================              ==================
Income per Common Share-Basic
     Income before cumulative effect of a change in accounting principle...         $     0.11                      $     0.18
     Cumulative effect of a change in accounting principle.................               0.01                               -
                                                                           --------------------              ------------------
Income per Common Share-Basic..............................................         $     0.12                      $     0.18
                                                                           ====================              ==================
Income per Common Share-Diluted
     Income before cumulative effect of a change in accounting principle...         $     0.11                      $     0.17
     Cumulative effect of a change in accounting principle.................               0.01                               -
                                                                           --------------------              ------------------
Income per Common Share-Diluted............................................         $     0.12                      $     0.17
                                                                           ====================              ==================
Common Shares Used in Per Share Calculation
     Basic.................................................................         66,709,502                      41,777,431
                                                                           ====================              ==================
     Diluted...............................................................         67,338,391                      43,024,235
                                                                           ====================              ==================
Consolidated Statement of Cash Flows
     Cash Flow provided by (used for) operating activities.................         $   37,769                      $  (23,982)
                                                                           ====================              ==================


                                                 March 31,      December 31,
                                                    2003            2002
                                              --------------  -----------------
Consolidated Balance Sheet Data                (Unaudited)
  Total Assets................................ $ 1,218,322      $ 1,169,779
  Long-term Debt, less current maturities..... $   577,735      $   569,086
  Total Stockholders' Equity.................. $   345,693      $   350,196